                                                                     EXHIBIT 12


           SUPERIOR NATIONAL INSURANCE GROUP, INC.  AND SUBSIDIARIES

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                                      PRO FORMA
                                                                         YEAR ENDED DECEMBER 31,                --------------------
                                         SEPT. 30  SEPT. 30  -----------------------------------------------     SEPT.      DECEMBER
                                           1996      1997      1996      1995      1994      1993      1992       1997        1996
                                         -------   -------   -------   -------   -------   -------   -------   ----------   --------
Income from continuing operations
  before provision for income taxes      $ 4,502   $ 7,723   $ 5,227   $11,689   $ 4,997   $ 2,204   $15,855     $12,897    $16,865
Add:
    Portion of rents representative of
      the interest factor                    599       914       639       614       570       469       518         914      1,462
    Interest on indebtedness               6,922     5,302     7,527     9,619     8,726     6,221     1,258       3,149      6,906
    Amortization of debt expense and
      premium or discount
      (related to indebtedness)                -         -         -         -     1,151        86         -           -          -
                                         -------   -------   -------   -------   -------   -------   -------     --------   -------
Income as adjusted                       $12,023   $13,939   $13,393   $21,922   $15,444   $ 8,980   $17,631     $16,960    $25,233
                                         =======   =======   =======   =======   =======   =======   =======     =======    =======

Preferred dividend requirements
  ("grossed up")                         $ 1,238   $ 1,387   $ 1,667   $ 1,488   $   683   $     -   $     -     $ 5,587    $ 7,450
Ratio of income before provision for
  income taxes to net income*                143%      158%      144%      100%      139%       81%      150%        154%       154%
Preferred dividend factor on
  pretax basis                           $ 1,767   $ 2,185   $ 2,400   $ 1,486   $   948   $     -   $     -     $ 8,603    $11,475

Fixed charges:
    Interest on indebtedness
      (exp or capitalized)                 6,922     5,302     7,527     9,619     8,726     6,221     1,258       3,149      6,906
    Amortization of debt expense and
      premium or discount                      -         -         -         -     1,151        86         -           -          -
    Capital Interest                           -         -         -         -         -         -         -           -          -
    Portion of rents representative
      of the interest factor                 599       914       639       614       570       469       518         914      1,462
                                         -------   -------   -------   -------   -------   -------   -------     -------    -------
        Fixed charges and preferred
          dividends                      $ 9,288   $ 8,401   $10,566   $11,719   $11,395   $ 6,776   $ 1,776     $12,666    $19,843
                                         =======   =======   =======   =======   =======   =======   =======     =======    =======
Ratio of earnings to fixed charges
  and preferred dividends                   1.29      1.66      1.27      1.87      1.36      1.33      9.93        1.34       1.27

Income from continuing operations
  after provision for income
  taxes and before x-items                 3,154     4,902     3,630    11,701     3,599     2,734    10,549       8,376     10,949


* Represents income from continuing operations before provision for income taxes divided by income from continuing operations, which adjusts dividends on preferred securities to a pre-tax basis.

Superior National Insurance Group, Inc.
and Pac Rim Holding Corporation
Summary of Historical and Pro-Forma Financial Data
EBITDA Calculation

                                                                        Year Ended
                                    Nine Months Ended September 30,     December 31,

                                                             Pro                  Pro
                                                            Forma                Forma

EBITDA                                  1996      1997      1997        1996      1996
                                        ----      ----      ----        ----      ----

Net Income                              1,916    (7,642)  (10,178)      1,963       893
Extraordinary loss retirement                    10,361    12,171                 1,810
Preferred Security Accretion            1,238     1,387     5,587       1,667     7,450
Discontinued Ops.
Cumulative change in accounting
O/S Loss Debentures                                 635       635                   635
Loss on early Imperial Loan redemption              161       161                   161
                                      -------   -------   -------     -------   -------
                                        3,154     4,902     8,376       3,630    10,949

Income Tax Expense
[added back in]                         1,348     2,821     4,521       1,597     5,916
                                      -------   -------   -------     -------   -------
                                        4,502     7,723    12,897       5,227    16,865

Interest Expense                        6,922     5,302     3,149       7,527     6,906
                                      -------   -------   -------     -------   -------
                                       11,424    13,025    16,046      12,754    23,771
Goodwill Amortization                               477       400                   534
Dep'n & Amortization                    1,596     1,782     1,782       2,110     2,110
Change in DAC                            (340)   (2,142)   (2,142)       (137)     (137)
                                      -------   -------   -------     -------   -------
                               EBITDA $12,680   $13,142   $16,086     $14,727   $26,278
                                      =======   =======   =======     =======   =======

     Ratio of EBITDA to distributions
              on Preferred Securities  155.38%   196.47%   190.01%[b]  160.18%   232.80%[b]

Ratio of Preferred Securities to EBITDA n/a       n/a       n/a         n/a      399.57%

Depreciation Exp -- Capitalized Items   1,390     1,551     1,551       1,832     1,832
WSSC Depreciation                         150       150       150         200       200
Amortization -- Leasehold Items            56        81        81          78        78
                                      -------   -------   -------     -------   -------
                                        1,596     1,782     1,782       2,110     2,110
                                      =======   =======   =======     =======   =======

                                                            8,465[a]             11,288[a]
                                                                                105,000[c]
[a] Preferred Securities -- 1997 interest, gross of tax
[b] Ratio of EBITDA to Preferred Securities -- 1997 interest, gross of tax; Pro Forma only
[c] Balance of Preferred Securities issued in 1997
